Exhibit 23(c)


                        January 23, 1997


Appalachian Power Company
40 Franklin Road, S.W.
Roanoke, Virginia 24011

                    Appalachian Power Company
           First Mortgage Bonds and Medium Term Notes

Dear Sirs:

     We hereby consent to the making of the statements in respect to our firm under the caption "LEGAL OPINIONS" in the Registration Statement (and in the prospectus included therein) on Form S-3 of Appalachian Power Company that is being filed on or about January 23, 1997 with the Securities and Exchange Commission in regard to the issuance and sale of up to $100,000,000 aggregate principal amount of its Debt Securities consisting of First Mortgage Bonds (the "First Mortgage Bonds"), First Mortgage Bonds, Designated Medium Term Notes (the "Notes" and together with the First Mortgage Bonds, the "New Bonds") and/or its unsecured debt securities (the "Unsecured Notes").
The New Bonds shall be issued in one or more series under the Mortgage and Deed of Trust dated as of December 1, 1940, as heretofore supplemented and amended and as to be further supplemented and amended by one or more Indentures Supplemental to Mortgage and Deed of Trust to be entered into in connection with the New Bonds. The Unsecured Notes shall be issued in one or more series under an Indenture to be entered into and to be supplemented by one or more Supplemental Indentures in connection with the Notes.

                                   Yours very truly,

                                   /s/ Hunton & Williams

                                   HUNTON & WILLIAMS